MINUTES OF SPECIAL MEETING OF THE

                     BOARD OF DIRECTORS AND SHAREHOLDERS OF

                         WINDSOR INVESTMENTS CORPORATION




     A meeting of the Board of Directors and Shareholders of Windsor Investments Corporation was held April 4, 2001 at 10:00 a.m. at corporate headquarters, 1719
S. Mannheim Road, Des Plaines, Illinois 60018-2143, for purposes of discussion of issuance of types of equity and rationale for same.

     Name of contract signatory: John La Monica and Dr. Paul Otubusin, Officers of Corporation, were elected Chairman of Meeting and Secretary, and President, respectively. A short discussion ensued as follows:

1. The corporation had been established with common and preferred stockholdings plus Senior Notes guaranteed by the Nigerian government. This has been done to entice Corporate investors through dividend and Senior Notes interest payments but not put a drain on Corporation through debt. It was proposed to use underwriters. It would be non-voting, cumulative (to prevent cash flow drain) but would maximum pay at 8% after Senior Note and interest
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repayment.  Balance  of  profits  would  flow  to  Nigerian  guarantor or common stockholder whenever possible but probably at conclusion of Senior Notes term. As investors would be paid on priority - or not paid - predicated on Senior Notes performance, Windsor Investments Corporation would be satisfied and investors treated fairly.

Discussion  concluded  and  it  was  RESOLVED:

RESOLVED:  Corporation  would be authorized to issue two classes of stock Common
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and  Preferred  A  and  a  secondary  security  Senior  Notes.

RESOLVED:  Common stock should be based upon agreement of principals as shown in
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Corporate  Minutes  and  a  portion would be sold to public through Attached S-1 prospectus  (Exhibit  A).

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RESOLVED:  Class  A  Preferred  Stock  would  not be sold through S-1 offering.
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           Its  terms  would  be  as  follows:

Term:     10  years  from  date  of  issuance,  ending 4/30/2010.
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Price:     $1.00  per  share.  Issuance to managing contractor for services on a
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           yearly  basis;  $0  per  calendar  year.

Control:     Non-voting.
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Conversion: Convertible  at  term at option of holder to one share of common
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            from  one  share  preferred;  no  cost  for  conversion.

Retirement:  At  end  of term, all non-converted shares retired (redeemed) at
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             fair  market  value.

Features:     Not  applicable.
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     There  being  no further business to come before this Special Meeting, upon motion  duly  made  and  seconded,  the  meeting  was  adjourned.




                         Signature